Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in Registration Statement Nos. 333-268719, 333-268355, 333-267400, 333-257346, 333-238808, 333-232085, 333-218091, and 333-100458 on Form S-8 and Registration Statement No. 333‐238806 on Form S‐3 of our reports dated February 28, 2024, relating to the financial statements of Red Robin Gourmet Burgers, Inc. (the “Company”) and the effectiveness of the Company’s internal control over financial reporting appearing in this Annual Report on Form 10-K for the year ended December 31, 2023.

/s/ Deloitte & Touche LLP

Denver, Colorado
February 28, 2024